Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement, on Form SB−2/A Amendment No. 1 (Registration No. 333−122625), of our report dated March 19, 2005 on the consolidated balance sheets of IMCOR Pharmaceutical Co. and Subsidiaries (formerly Photogen Technologies, Inc.) as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity (deficit) and cash flows for the years then ended and for the period from November 3, 1996 (inception) to December 31, 2004. We also consent to the reference to our Firm under the heading “Experts” in this Registration Statement.

/s/ Moss Adams LLP

Moss Adams LLP
Los Angeles, California
April 13, 2005